Exhibit 10.1

Personal and Confidential

March 9, 2026

Ray Chen

Chief Executive Officer

FutureTech II Acquisition Corp.

128 Gail Drive

New Rochelle, NY 10805

Andrew Leo

President and CEO

Longevity Biomedical, Inc.

19125 North Creek Parkway, Suite 120

PMB 693 Bothell, WA 98011

Re: Financial Advisory

Dear Mr. Chen:

D. Boral Capital, LLC (“D. Boral “) is pleased to act as the sole and exclusive financial advisor for FutureTech II Acquisition Corp. (separately or together with its subsidiaries and affiliates referred to herein as the “Company”), in connection with providing general financial advisory to the Company with respect to a De-SPAC business combination between Longevity Biomedical, Inc. and the Company as announced in the Form S-4 registration statement dated February 14, 2025 (the “Business Combination”), and of the compensation received by D. Boral from the Company, the Company and D. Boral agree as follows:

1. Description of Services. The Company hereby retains D. Boral and D. Boral hereby agrees to provide general financial advisory to the Company, and D. Boral accepts such retention on the terms and conditions set forth in this Agreement. D. Boral will advise the Company and provide general financial advisory and strategic consulting services in connection with the Business Combination (collectively referred to as the “Advisory Services”) and such other area or areas as the Company may subsequently engage D. Boral. D. Boral shall comply with applicable laws in relation to the provision of the Advisory Services.

Services NOT Included. D. Boral will not provide services as an underwriter or placement agent, distributor and other investment banking services in connection with a public or private offering under the terms of the Agreement. Any such services would be governed by the terms of a separate agreement to be entered into between the parties with regard to such services.

2. Duties.

D. Boral also will from time to time, at the request of the Company, provide Advisory Services to the Company.

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In connection with any Financing (as defined below), the Company acknowledges that D. Boral is a broker-dealer registered under Section 15 of the U.S. Securities Exchange Act of 1934 and state law and a member of the Financial Industry Regulatory Authority (“FINRA”). While D. Boral has pre-existing relationships and contacts with various investors, registered broker-dealers and investment funds, D. Boral ‘s participation in any actual or proposed offer or sale of Company securities shall be limited to that of a broker-dealer to the Company and, if applicable, an introducer of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company’s securities shall be handled by the Company or one or more FINRA member firms engaged by the Company for such purposes.

3. Compensation. As consideration for D. Boral ‘s Advisory Services pursuant to this Agreement, D. Boral shall be entitled to receive, and the Company agrees to irrevocably pay and grant D. Boral, the following compensation:

(a) Cash Compensation. Intentionally Omitted.

(b) In addition to the Right of First Refusal granted to D. Boral in Section 3(c), the Company shall promptly upon request from time to time reimburse D. Boral for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by D. Boral in connection with its engagement hereunder provided that expenses over $2,000 shall be subject to the Company’s prior approval and the production of receipts or other evidence of payment.

(c) Right of First Refusal. During the Term of this Agreement and, notwithstanding the termination or expiration of this Agreement, continuing until the date that is thirty six (36) months following the Company’s completion of the Business Combination closing (the “RoFR Period”), D. Boral shall have an irrevocable right of first refusal (the “Right of First Refusal”) to act as sole investment banker, sole book-runner, and/or sole placement agent, at D. Boral’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, including, a forward purchase arrangement or similar type of equity line financing, or to act as exclusive financial advisor, at D. Boral’s sole discretion, in connection with any merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint-venture, strategic alliance or other similar transaction (each, a “Subject Transaction”), during such RoFR Period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to D. Boral for such Subject Transactions. D. Boral shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in the Subject Transactions and the economic terms of such participation. In connection with any Subject Transaction that the Company proposes to pursue with any third-party investment banker, book-runner, underwriter, financial advisor or placement agent during the RoFR Period, the Company shall promptly provide D. Boral with the definitive term sheet and/or engagement proposal received from such third party, evidenced by the original documentation from such third party, and D. Boral shall have fifteen (15) days from its receipt thereof (the “Response Period”) to notify the Company in writing whether it elects to exercise its Right of First Refusal in respect of such Subject Transaction on terms and conditions customary to D. Boral. During the Response Period, the Company shall not enter into any binding or non-binding agreement with such third party regarding such Subject Transaction without the prior written consent of D. Boral. Any waiver, consent or approval granted by D. Boral with respect to any Subject Transaction shall apply solely to the specific transaction and circumstances for which such waiver, consent or approval was given, and shall not (i) constitute a waiver of, or diminish, any of D. Boral’s rights under this Section 3(c) with respect to any other Subject Transaction or future circumstance, nor (ii) create any obligation for D. Boral to grant any similar waiver, consent or approval in the future. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Representative. The right of refusal shall also encompass the time period leading up to the closing of the Business Combination while the Company is still a Special Purpose Acquisition Company. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant to this Section 3(c) if the Company terminates this Agreement for Cause.

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4. Information. In connection with D. Boral ‘s activities hereunder, the Company will cooperate with D. Boral and furnish D. Boral upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which D. Boral deems appropriate and will provide D. Boral with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to D. Boral that all Information made available to D. Boral hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to D. Boral will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that D. Boral : (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by D. Boral pursuant to this Agreement may not be disclosed publicly without D. Boral ‘s prior written consent.

5. Independent Contractor. D. Boral ‘s relationship with the Company will be that of an independent contractor and nothing in this Agreement or services to be provided hereunder will be construed to create an affiliate or fiduciary relationship between the Company and D. Boral. D. Boral has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company. The Company acknowledges and agrees that D. Boral is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s directors, management, stockholders or creditors or any other person by this Agreement or the retention of D. Boral hereunder.

6. Confidentiality. During the Term and for twenty-four (24) months thereafter, D. Boral agrees to treat all data, material and other information provided by or on behalf of the Company as confidential. The Company acknowledges that D. Boral may need to retain and disclose certain information relayed to it by the Company for the benefit of regulatory supervision or disclosure and may need to share such information with regulators as requested. Except as and to the extent required by law, D. Boral will not disclose or use, and will direct its representatives not to disclose or use, any information with respect to any data, materials and other information provided by or on behalf of the Company during the Term of Engagement, without the express consent of the Company.

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7. Other Activities. The Company acknowledges that D. Boral has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of D. Boral contained in Section 7 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of D. Boral or of any member, manager, officer, employee, agent or representative of D. Boral , to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of D. Boral to render services of any kind to any other corporation, firm, individual or association. D. Boral may, but shall not be required to, present opportunities to the Company.

8. Term and Termination. Unless terminated by the Company for Cause, the initial term of this Agreement will be for a period of twelve (12) months commencing on the effective date of this Agreement (the “Initial Term”) and thereafter for any extension as may be agreed upon by the parties in writing (collectively with the Initial Term, the “Term”). D. Boral may terminate this Agreement at any time upon 10 days’ prior written notice to the Company after the Initial Term. In the event of such termination, the Company shall pay, grant and/or deliver to D. Boral : (i) all compensation (including the Right of First Refusal) earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3, (ii) all compensation which may be earned by D. Boral after the Termination Date pursuant to Section 3, and (iii) shall reimburse D. Boral for all expenses reasonably incurred by D. Boral in connection with its Advisory Services hereunder pursuant to Section 3. All such fees and reimbursements due to D. Boral pursuant to the immediately preceding sentence shall be paid to D. Boral on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Business Combination (in the event such fees are due pursuant to the terms of Section 3). Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by D. Boral of which the Company has provided D. Boral with reasonable notice. Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between D. Boral and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 10, 11 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 12 and 14 shall survive the termination of this Agreement.

9. Indemnification. The Company agrees to indemnify D. Boral in accordance with the indemnification and other provisions attached to this Agreement as Exhibit B (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

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10. Amendments and Waivers. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by D. Boral and the Company. No term or condition or the breach thereof will be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver or breach of any term or condition will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any party to insist upon strict performance of any term or condition hereunder will not constitute a waiver of such party’s right to demand strict compliance therewith in the future. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11. Notices. All payments, notices, requests, demands and other communications required or permitted hereunder will be in writing and will be delivered personally (which will include delivery by courier or overnight delivery service) or sent by first class mail, postage prepaid, or sent by facsimile transmission to the parties at their respective address set forth on the signature page below or at such other address as will be given in writing by a party to the other parties. Items delivered personally or by facsimile transmission will be deemed delivered on the date of actual delivery; items sent by first class mail will be deemed delivered three (3) days after mailing.

12. Governing Law; Jurisdiction and Venue Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a) ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING;

(d) THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED; AND.

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(e) ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN D. BORAL AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (i) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (ii) THE RELATIONSHIP OF THE PARTIES HERETO, OR (iii) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

13. Limitation of Liability. In no event shall D. Boral , or any of its affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agrees that the liability limit of D. Boral , or any of its affiliates, directors, officers, employees and controlling persons shall in no event be greater than the aggregate dollar amount which the Company paid to D. Boral during the term of this Agreement.

14. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns (specifically, this Agreement shall survive the Business Combination and this Agreement shall be binding upon the surviving entity of the Business Combination). The Company shall not assign any of its obligations hereunder without the prior written consent of the other party. D. Boral may assign any right hereunder, or any D. Boral assignee may further assign any right hereunder, to broker-dealer or office of supervisory jurisdiction controlled by David Boral and Joseph Rallo.

15. Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original and all of which will constitute a single agreement binding on all parties.

16. Entire Agreement. This Agreement (together with documents and agreements entered into herewith) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement with respect to the subject matter hereof.

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17. Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement.

18. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

19. Publicity. D. Boral has the right, subject to the Company’s prior approval (not to be unreasonably withheld), to publish a tombstone and case study describing the Business Combination upon the Closing thereof at its own expense, which may include the reproduction of the Company’s logo, a brief description of the Business Combination and a link to the Company’s website. If requested by D. Boral , the Company agrees to include a mutually acceptable reference to D. Boral in any press release or other public announcement made by the Company regarding the Business Combination as contemplated herein.

20. AML Provisions. The USA PATRIOT ACT and other applicable anti-money laundering rules and regulations (collectively, “AML Provisions”) are designed to detect, deter and punish money laundering and terrorist financing activities in the U.S. and abroad. In accordance with the requirements imposed on D. Boral under the AML Provisions by FINRA and other authorities with jurisdiction over D. Boral , D. Boral may ask Company to provide various identification documents and/or other information during the transaction process.

21. Disclaimers. The Company agrees that all decisions, acts, actions, or omissions with respect to the Advisory Services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by D. Boral of Advisory Services hereunder will in no way expose D. Boral to any liability for any such decisions, acts, actions or omissions of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

D. Boral Capital		FutureTech II Acquisition Corp.

By:	/s/ Philip Wiederlight	By:	/s/ Ray Chen
Name:	Philip Wiederlight	Name:	Ray Chen
Title:	Chief Operating Officer	Title:	Chief Executive Officer

Address for Notice:		Address for Notice:

590 Madison Ave, 39th Floor		128 Gail Drive
New York, NY 10022		New Rochelle, NY, 10805
United States		United States

Longevity Biomedical, Inc.

		By:	/s/ Andrew Leo
		Name:	Andrew Leo
		Title:	President & CEO

Address for Notice:

19125 North Creek Parkway, Suite 120
PMB 693 Bothell, WA 98011
United States

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EXHIBIT A

Intentionally Omitted

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EXHIBIT B

Indemnification Provisions

Capitalized terms used in this Exhibit shall have the meanings assigned to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless D. Boral and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, D. Boral ‘s acting for the Company, including, without limitation, any act or omission by D. Boral in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and D. Boral to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by D. Boral of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of D. Boral by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): D. Boral , its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of D. Boral , settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by D. Boral in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees received by D. Boral pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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